                                                                  Exhibit No. 11

                       Computation for Earnings Per Share
           For the Three and Six Months Ended June 30, 1995 and 1994
                (amounts in millions except for per-share data)
                                   Unaudited

                                                 Three Months Ended         Six Months Ended
                                                       June 30                  June 30
                                                 ------------------         ----------------
                                                   1995     1994             1995     1994
                                                   ----     ----             ----     ----
PRIMARY
-------

Common Stock and Common Stock Equivalents
-----------------------------------------
Average number of common shares
 outstanding including shares
 issuable under stock options                      37.6     37.9              37.6     37.8
                                                   ====     ====              ====     ====

Net Earnings Per Share
----------------------
Net earnings                                      $52.7    $53.3             $87.1   $101.3
Less:
  Dividend requirement on Series A
    convertible preferred stock                     4.7      4.8               9.4      9.5
Plus:
  Tax benefit on dividends
    applicable to unallocated
    preferred shares                                1.2      1.2               2.3      2.4
                                                  -----    -----             -----   ------
Net earnings applicable
  to common stock                                 $49.2    $49.7             $80.0   $ 94.2
                                                  =====    =====             =====   ======
Net earnings per share of common
  stock                                           $ 1.31   $ 1.31            $ 2.13  $  2.49
                                                  ======   ======            ======  =======

FULLY DILUTED
-------------

Common Stock and Common Stock Equivalents
-----------------------------------------
Average number of common shares
  outstanding including shares
  issuable under stock options                     37.6     37.9              37.6     37.8

Average number of common shares
  issuable under the Employee
  Stock Ownership Plan                              5.4      5.5               5.4      5.5
                                                  -----    -----             -----   ------

Average number of common and common
  equivalent shares outstanding                    43.0     43.4              43.0     43.3
                                                  =====    =====             =====   ======

Pro forma Adjustment to Net Earnings
------------------------------------
Net earnings as reported                          $52.7    $53.3             $87.1   $101.3
Less:
  Increased contribution to Employee
    Stock Ownership Plan assuming
    conversion of preferred shares
    to common                                       1.9      1.9               3.7      3.9
  Net reduction in tax benefits
    assuming conversion of Employee
    Stock Ownership Plan preferred
    shares to common                                 .2       .4                .5       .6
                                                  -----    -----             -----   ------
Pro forma net earnings                            $50.6    $51.0             $82.9   $ 96.8
                                                  =====    =====             =====   ======
Fully diluted net earnings per
  share                                           $ 1.18   $ 1.18            $ 1.93  $  2.23
                                                  ======   ======            ======  =======

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